Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
MOMENTUS INC.

MOMENTUS INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: This Second Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended and filed with the Secretary of State of the State of Delaware (the “Second Amended and Restated Certificate of Incorporation”).

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each fourteen (14) shares of the Corporation’s Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non‑assessable share of Class A Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

THIRD: No certificates representing fractional shares of Class A Common Stock shall be issued in connection with the Reverse Stock Split. Each stockholder who otherwise would be entitled to receive a fractional share of Class A Common Stock as a result of the Reverse Stock Split shall instead receive in lieu thereof one (1) full share of Class A Common Stock.

FOURTH: This Second Certificate of Amendment shall become effective as of December 12, 2024, at 5:00 p.m. eastern time.

FIFTH: This Second Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be duly executed in its corporate name as of the 9th day of December, 2024.

By:	/s/ Paul Ney
Name:	Paul Ney
Title:	Authorized Officer